Exhibit 99.1

Caterpillar Inc.

1Q 2011 Earnings Release

April 29, 2011

FOR IMMEDIATE RELEASE

Caterpillar Reports Record Quarterly Profit;

Sales and Revenues Increase 57 Percent, Profit Up 426 Percent

Outlook raised for 2011 sales and revenues and profit

PEORIA, Ill.— Driven by the continuing improvement in global demand for its products and its focus on cost management, Caterpillar Inc. (NYSE: CAT) today reported first-quarter 2011 profit per share of $1.84—an all-time quarterly record and a 411-percent improvement from $0.36 in the first quarter of 2010.  First-quarter sales and revenues of $12.949 billion were up 57 percent from $8.238 billion in the first quarter of 2010.  Profit was a record $1.225 billion in the quarter, an increase of 426 percent from $233 million in the first quarter of 2010.

“I am very pleased with our first-quarter results—demand continued to improve, we increased production, cost control was excellent, and our operating profit margin improved.  We generated more than $1.6 billion of operating cash flow from our Machinery and Power Systems (M&PS) businesses, an increase of more than 50 percent, and our debt-to-capital ratio dropped more than 4 percentage points from year-end 2010,” said Chairman and Chief Executive Officer Doug Oberhelman.  “We have the right strategy, and it’s squarely focused on helping our customers win.  Our new organization is in place, is focused on execution and is getting the job done.  Given the scale of the volume ramp-up over the past year we also need to recognize the tremendous job that our suppliers and dealers have done to support us and our customers,” added Oberhelman.

“While we posted great financial results for the quarter, we were saddened by the disaster that struck Japan following the earthquake and tsunami in early March.  Our thoughts and prayers are with the people in Japan who have been impacted by this disaster, including those at one Cat dealer, where two employees perished in the tsunami.  I want to recognize and thank our employees in Japan, along with Caterpillar employees around the world, our suppliers and dealers as they have worked tirelessly to minimize the impact on our operations from the disaster,” Oberhelman added.

(more)

First-quarter profit was $1.225 billion compared with a profit of $233 million in the first quarter of 2010.  The improvement in profit was primarily a result of significantly higher sales volume.  Price realization was favorable, but the impact was more than offset by higher manufacturing, selling, general and administrative (SG&A) and research and development (R&D) expenses.  In addition, $90 million of the improvement was due to the absence of a tax charge from the first quarter of 2010 related to enactment of U.S. health care legislation.

Outlook

The outlook for 2011 has improved.  Sales and revenues are now expected to be in a range of $52 to $54 billion and profit in a range of $6.25 to $6.75 per share.  The previous 2011 outlook was for sales and revenues to exceed $50 billion and for profit to be near $6.00 per share.  The revised outlook reflects higher expected sales and revenues and higher profit per share than our previous record year of 2008 when sales and revenues were $51.3 billion and profit per share was $5.66.  However, the outlook does not include the acquisitions of MWM Holding GmbH (MWM) or Bucyrus International, Inc. (Bucyrus) because they have not yet closed.

While the 2011 outlook has improved, the increase would have been greater if not for the impact of the disaster in Japan.  Our facilities were not damaged by the earthquake and tsunami, but many of our suppliers in Japan were impacted.  As a result, we are experiencing sporadic production disruptions at many of our facilities around the world.  We expect the disruptions will have a negative impact on sales, factory efficiency and costs—particularly in the second quarter.  We are working hard to minimize the impact on our business, and while the situation has steadily improved in the aftermath of the disaster, it will likely have a negative impact on 2011 sales of about $300 million and negatively impact operating profit by about $100 million.

“We are positive about the short-term U.S. economic outlook but believe bipartisan actions are needed in Washington to improve the long-run fiscal position of the U.S. government.  Instead of pointing fingers at each other, the Administration and members of Congress need to work hand in hand to find solutions that will position the U.S. economy for long-term strength.  Growing jobs and reducing unemployment would significantly reduce the deficit by increasing tax revenues, opening markets by approving free trade agreements would grow exports and support jobs, and adjustments to spending programs and the tax code would improve the long-term competitiveness of the economy,” said Oberhelman.

“We expect that the pace of world economic growth will support continued recovery in the key industries we serve.  Caterpillar, along with our global dealer network, is uniquely positioned to serve our customers, who are building the infrastructure and delivering the commodities necessary for a growing world economy.  The continuing improvement in our outlook validates our strategy to aggressively invest in additional capacity for key products.  We expect capital expenditures of about $3 billion in 2011 with more than half in the United States,” added Oberhelman.

“As I recently told investors at our analyst meeting at the ConExpo trade show in Las Vegas—we’re on a roll and in a hurry.  We have a great strategy, and we’re off to a good start, but we have room to improve and more to do to reach our goals for 2015,” said Oberhelman.

Notes:

•                  Glossary of terms is included on pages 19-20; first occurrence of terms shown in bold italics.

•                  Information on non-GAAP financial measures is included on page 21.

For more than 85 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent.  With 2010 sales and revenues of $42.588 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives.  The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services.  More information is available at: http://www.caterpillar.com.

Caterpillar contact:  Jim Dugan, Corporate Public Affairs, (309) 494-4100 (Office) or (309) 360-7311 (Mobile)

FORWARD-LOOKING STATEMENTS

Certain statements in this release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to known and unknown factors that may cause Caterpillar’s actual results to be different from those expressed or implied in the forward-looking statements.  Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions.  These statements do not guarantee future performance, and Caterpillar does not undertake to update its forward-looking statements.

It is important to note that Caterpillar’s actual results may differ materially from those described or implied in its forward-looking statements based on a number of factors, including, but not limited to: (i) global economic conditions and economic conditions in the industries and markets Caterpillar serves; (ii) government monetary or fiscal policies and government spending on infrastructure; (iii) commodity or component price increases and/or limited availability of raw materials and component products, including steel; (iv) Caterpillar’s and its customers’, dealers’ and suppliers’ ability to access and manage liquidity; (v) political and economic risks associated with our global operations, including changes in laws, regulations or government policies, currency restrictions, restrictions on repatriation of earnings, burdensome tariffs or quotas, national and international conflict, including terrorist acts and political and economic instability or civil unrest in the countries in which Caterpillar operates; (vi) Caterpillar’s and Cat Financial’s ability to maintain their respective credit ratings, material increases in either company’s cost of borrowing or an inability of either company to access capital markets; (vii) financial condition and credit worthiness of Cat Financial’s customers; (viii) inability to realize expected benefits from acquisitions and divestitures, including the acquisition of Bucyrus International, Inc.; (ix) the possibility that the acquisition by Caterpillar of Bucyrus International, Inc. does not close for any reason, including, but not limited to, a failure to obtain required regulatory approvals; (x) international trade and investment policies, such as import quotas, capital controls or tariffs; (xi) the possibility that Caterpillar’s introduction of Tier 4 emissions compliant machines and engines is not successful; (xii) market acceptance of Caterpillar’s products and services; (xiii) effects of changes in the competitive environment, which may include decreased market share, lack of acceptance of price increases, and/or negative changes to our geographic and product mix of sales; (xiv) union disputes or other employee relations issues; (xv) Caterpillar’s ability to successfully implement the Caterpillar Production System or other productivity initiatives; (xvi) adverse changes in sourcing practices of our dealers or original equipment manufacturers; (xvii) compliance costs associated with environmental laws and regulations; (xviii) alleged or actual violations of trade or anti-corruption laws and regulations; (xix) additional tax expense or exposure; (xx) currency fluctuations, particularly increases and decreases in the U.S. dollar against other currencies; (xxi) failure of Caterpillar or Cat Financial to comply with financial covenants in their respective credit facilities; (xxii) increased funding obligations under our pension plans; (xxiii) significant legal proceedings, claims, lawsuits or investigations; (xxiv) imposition of operational restrictions or compliance requirements if carbon emissions legislation and/or regulations are adopted; (xxv) changes in accounting standards or adoption of new accounting standards; (xxvi) adverse effects of natural disasters; and (xxvii) other factors described in more detail under “Item 1A.  Risk Factors” in Part I of our Form 10-K filed with the SEC on February 22, 2011 for the year ended December 31, 2010.  This filing is available on our website at www.caterpillar.com/secfilings.

Key Points

First Quarter 2011

(Dollars in millions except per share data)

	First Quarter 2011	First Quarter 2010	$ Change	% Change
Machinery and Power Systems Sales	$12,277	$7,551	$4,726	63%
Financial Products Revenues	672	687	(15)	(2)%
Total Sales and Revenues	$12,949	$8,238	$4,711	57%

Profit	$1,225	$233	$992	426%
Profit per common share — diluted	$1.84	$0.36	$1.48	411%

•                  First-quarter sales and revenues of $12.949 billion were 57 percent higher than the first quarter of 2010.  The improvement is a result of continued economic growth and improvement from the low levels of machine demand in the first quarter of 2010.

•                  Machinery and Power Systems sales increased 63 percent due to higher end-user demand and dealers adding inventory during the first quarter of 2011.

•                  Financial Products revenues declined 2 percent from the first quarter of 2010.

•                  Profit per share was $1.84 in the first quarter of 2011, an increase of $1.48 from the first quarter of 2010.

•                  While Machinery and Power Systems sales volume increased more than 50 percent, manufacturing costs increased less than 3 percent.

•                  Machinery and Power Systems operating cash flow was $1.644 billion in the first quarter of 2011, compared with $1.086 billion in the first quarter of 2010.

•                  Machinery and Power Systems debt-to-capital ratio was 30.4 percent at the end of the first quarter of 2011, compared with 34.8 percent at year-end 2010.

2011 Outlook

•                  The 2011 outlook for sales and revenues, profit and capital expenditures includes Electro-Motive Diesel (EMD) but does not include the acquisitions of MWM or Bucyrus because they have not yet closed.

•                  Caterpillar is raising its 2011 outlook for both sales and revenues and profit.

•                  2011 sales and revenues are now expected to be in the range of $52 to $54 billion.  The previous outlook was for sales and revenues to exceed $50 billion.

•                  The revised 2011 profit outlook is a range of $6.25 to $6.75 per share.  The previous profit outlook was near $6.00 per share.

•                 The revised outlook reflects higher expected sales and revenues and higher profit per share than our previous record year of 2008, when sales and revenues were $51.3 billion, and profit per share was $5.66.

•                  The 2011 outlook has improved; however, the increase would have been greater if not for the impact of the disaster in Japan.  While the situation has steadily improved in the aftermath of the disaster, it will likely have a negative impact on 2011 sales of about $300 million and negatively impact operating profit by about $100 million.

•                  The increase in the profit outlook is primarily due to higher sales volume.

CONSOLIDATED RESULTS

Consolidated Sales and Revenues

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the first quarter of 2010 (at left) and the first quarter of 2011 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Total sales and revenues were $12.949 billion in the first quarter of 2011, an increase of $4.711 billion, or 57 percent, from the first quarter of 2010.

The improvement was largely a result of $4.073 billion higher sales volume.  While sales for new equipment and after-market parts improved, the most significant increase was for new equipment.  Price realization improved $295 million, and EMD, which was acquired in the third quarter of 2010, added $264 million.  Currency impacts added $94 million, and Financial Products revenues declined slightly.

The improvement in sales volume occurred across the world in all geographic regions and in all segments.  About $800 million of the increase in volume was a result of dealers adding new machine inventory in the first quarter compared with about flat dealer inventories during the first quarter of 2010.

Growth in the global economy increased both demand for commodities and commodity prices and was positive for mining in all regions of the world.

Construction activity continued to grow in the developing world and has led to record machine sales in many developing countries.  In developed countries, despite a continued weak level of construction activity, sales increased as a result of customers upgrading machine fleets and replacing some older equipment and dealers refreshing some equipment in their rental fleets.

Power Systems sales increased as a result of economic growth, higher demand for energy, higher oil prices and increased demand for engines from industrial engine customers that manufacture agricultural and construction equipment.

Consolidated Operating Profit

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the first quarter of 2010 (at left) and the first quarter of 2011 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other includes consolidating adjustments and Machinery and Power Systems other operating (income) expenses.

Operating profit for the first quarter of 2011 was $1.833 billion compared with $508 million for the first quarter of 2010.  The improvement was primarily the result of higher sales volume and better price realization.  The improvements were partially offset by unfavorable manufacturing costs and higher selling, general and administrative (SG&A) and research and development (R&D) expenses.

Manufacturing costs were up $219 million, primarily due to higher period costs related to increased volume and provisions for incentive pay.  Material, primarily higher steel prices, and freight costs were unfavorable compared with the first quarter of 2010.  Continued improvements in variable labor efficiencies partially offset these factors.

SG&A and R&D expenses increased by $219 million, primarily due to increased provisions for incentive pay, higher costs to support new product development programs and increased growth-related costs.

Other Profit/Loss Items

•                  Interest expense excluding Financial Products decreased $15 million from the first quarter of 2010 due to lower line of credit fees resulting from a reduction of global credit facilities and a reduction in debt.

•                  Other income/expense was income of $17 million compared with income of $63 million in the first quarter of 2010.  The unfavorable change was a result of mark-to-market losses on interest rate swaps put in place in anticipation of issuing debt for the planned acquisition of Bucyrus and costs for the bridge financing facility related to the Bucyrus acquisition.

•                  The provision for income taxes in the first quarter reflects an estimated annual tax rate of 29 percent compared with 30 percent for the first quarter of 2010, excluding a charge of $90 million due to the enactment of U.S. health care legislation.

•                  Profit/loss attributable to noncontrolling interests negatively impacted profit by $15 million from the first quarter of 2010, primarily due to improved financial performance of Caterpillar Japan Ltd. (Cat

Japan).  We own two-thirds of Cat Japan, meaning one-third of its profits or losses are attributable to our partner, Mitsubishi Heavy Industries, Ltd.

Global Workforce

Caterpillar worldwide full-time employment was 105,394 at the end of the first quarter of 2011 compared with 95,290 at the end of the first quarter of 2010, an increase of 10,104 full-time employees.  In addition, we increased the flexible workforce by 10,709 for a total increase in the global workforce of 20,813.

The increase was primarily a result of higher sales volume across all geographic regions.  In addition, acquisitions, primarily EMD, added 2,611 people.  The sale of Carter Machinery Company Inc. reduced the workforce by 1,157 people.

	March 31
	2011	2010	Change

Full-time employment	105,394	95,290	10,104
Flexible workforce	22,829	12,120	10,709
Total	128,223	107,410	20,813

Summary of change
U.S. workforce additions			7,319
Non-U.S. workforce additions			12,040
Total additions			19,359

Acquisitions/divestitures net			1,454
Total			20,813

During the past year, we have added more than 7,000 people to our workforce in the United States and about 12,000 throughout the rest of the world to support the significant growth we have experienced since the first quarter of 2010.

SEGMENT RESULTS

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
First Quarter 2011
Construction Industries(1)	$4,471	71%	$1,308	92%	$701	84%	$1,108	116%	$1,354	31%
Resource Industries(2)	2,768	84%	925	97%	589	121%	583	96%	671	42%
Power Systems(3)	4,449	51%	1,979	62%	460	73%	1,194	38%	816	38%
All Other Segments (4)	589	19%	341	24%	32	39%	130	—%	86	28%
Machinery & Power Systems Sales	$12,277	63%	$4,553	72%	$1,782	90%	$3,015	67%	$2,927	35%

Financial Products Segment	730	(1)%	429	(4)%	79	5%	107	(7)%	115	15%
Corporate Items and Eliminations	(58)		(47)		(4)		(2)		(5)
Financial Products Revenues	$672	(2)%	$382	(5)%	$75	3%	$105	(9)%	$110	13%

Consolidated Sales and Revenues	$12,949	57%	$4,935	62%	$1,857	84%	$3,120	63%	$3,037	34%

First Quarter 2010
Construction Industries (1)	$2,612		$681		$382		$512		$1,037
Resource Industries(2)	1,503		469		266		297		471
Power Systems(3)	2,941		1,221		266		863		591
All Other Segments(4)	494		274		23		130		67
Corporate Items and Eliminations	1		—		—		—		1
Machinery & Power Systems Sales	$7,551		$2,645		$937		$1,802		$2,167

Financial Products Segment	739		449		75		115		100
Corporate Items and Eliminations	(52)		(47)		(2)		—		(3)
Financial Products Revenues	$687		$402		$73		$115		$97

Consolidated Sales and Revenues	$8,238		$3,047		$1,010		$1,917		$2,264

(1)          Does not include inter-segment sales of $147 million and $160 million in first-quarter 2011 and first-quarter 2010, respectively.

(2)          Does not include inter-segment sales of $274 million and $154 million in first-quarter 2011 and first-quarter 2010, respectively.

(3)          Does not include inter-segment sales of $554 million and $256 million in first-quarter 2011 and first-quarter 2010, respectively.

(4)          Does not include inter-segment sales of $796 million and $607 million in first-quarter 2011 and first-quarter 2010, respectively.

Sales and Revenues by Segment

(Millions of dollars)	First Quarter 2010	Sales Volume	Price Realization	Currency	Acquisitions	Other	First Quarter 2011	$ Change	% Change
Construction Industries	$2,612	$1,670	$120	$69	$—	$—	$4,471	$1,859	71%
Resource Industries	1,503	1,185	69	11	—	—	2,768	1,265	84%
Power Systems	2,941	1,178	56	10	264	—	4,449	1,508	51%
All Other Segments	494	90	1	4	—	—	589	95	19%
Corporate Items and Eliminations	1	(50)	49	—	—	—	—	(1)
Machinery & Power Systems Sales	$7,551	$4,073	$295	$94	$264	$—	$12,277	$4,726	63%

Financial Products Segment	739	—	—	—	—	(9)	730	(9)	(1)%
Corporate Items and Eliminations	(52)	—	—	—	—	(6)	(58)	(6)
Financial Products Revenues	$687	$—	$—	$—	$—	$(15)	$672	$(15)	(2)%

Consolidated Sales and Revenues	$8,238	$4,073	$295	$94	$264	$(15)	$12,949	$4,711	57%

Operating Profit by Segment

(Millions of dollars)	First Quarter 2011	First Quarter 2010	$ Change	% Change
Construction Industries	$544	$32	$512	1,600%
Resource Industries	796	227	569	251%
Power Systems	700	292	408	140%
All Other Segments	245	185	60	32%
Corporate Items and Eliminations	(524)	(278)	(246)
Machinery & Power Systems	$1,761	$458	$1,303	284%
Financial Products Segment	136	106	30	28%
Corporate Items and Eliminations	(10)	(9)	(1)
Financial Products	$126	$97	$29	30%
Consolidating Adjustments	(54)	(47)	(7)
Consolidated Operating Profit	$1,833	$508	$1,325	261%

Construction Industries

Construction Industries’ sales were $4.471 billion in the first quarter of 2011, an increase of $1.859 billion, or 71 percent, from the first quarter of 2010.  The improvement in sales was a result of significantly higher sales volume in all geographic regions and across all major products.  In addition to volume, sales were higher as a result of improved price realization and currency impacts from a weaker U.S. dollar.

Continuing economic growth in most developing countries resulted in higher sales overall, and new machine sales were above or near record levels across much of the developing world.  While demand for product was strong, the supply of many excavator models, which are key products for construction across the world, is limited by our capacity, particularly in China.  In 2010, we announced plans to significantly increase capacity in China.  Over the past year we have increased excavator capacity in China by more than 60 percent, and we expect to have additional capacity in place by 2013.

In most developed countries sales increased significantly—from very low levels in the first quarter of 2010—despite relatively weak construction activity.  The improvement in sales was largely driven by the need for customers to upgrade machine fleets and replace older equipment, dealers refreshing some equipment in their rental fleets and dealers adding new machine inventory.  Despite the increase from a year ago, sales of new machines to customers in developed countries remain weak and far below previous peak levels; the average age of equipment in rental fleets remains much higher than the historic average, and fleet sizes remain near 10-year lows.

Construction Industries’ profit was $544 million in the first quarter of 2011 compared with $32 million in the first quarter of 2010.  The increase in profit was due to higher sales volume, which includes the impact of an unfavorable mix of products, and improved price realization.  Manufacturing, SG&A and R&D expenses were about flat despite the large increase in volume.

Resource Industries

Resource Industries’ sales were $2.768 billion in the first quarter of 2011, an increase of $1.265 billion, or 84 percent, from the first quarter of 2010.  The sales growth was driven primarily by higher sales volume with price realization and currency having a relatively small impact.

Growth in the global economy increased demand for commodities and commodity prices, with copper, gold, silver and tin hitting record highs during the first quarter.  In addition, coal prices increased more than 20 percent, and coal production increased.  As a result, worldwide mining production continued at a very high level.  Mining customers are increasing their investment, which is driving significant demand for our large mining products and higher parts sales.

Resource Industries’ profit was $796 million in the first quarter of 2011 compared with $227 million in first quarter of 2010.  The profit improvement was primarily due to higher sales volume and improved price realization.  This improvement was partially offset by higher period manufacturing costs related to increased volume and provisions for incentive pay.  SG&A and R&D expenses were also higher due to additional investment in new product development programs related to emissions requirements and increased provisions for incentive pay.

Power Systems

Power Systems’ sales were $4.449 billion in the first quarter of 2011, an increase of $1.508 billion, or 51 percent, from the first quarter of 2010.  Most of the improvement was a result of higher sales volume and the acquisition of EMD.  Sales for petroleum, electric power and industrial applications all improved, while sales of large marine engines declined.

Worldwide demand for energy and higher oil prices are encouraging customers to invest, and we are seeing stronger demand for engines and turbines for petroleum applications.  Electric power has continued to improve over the past year as a result of better economic growth, and sales of industrial engines to customers that manufacture agricultural and construction equipment have improved.

Sales were up in all geographic regions from the depressed levels of the first quarter of 2010.  The increase in North America was primarily from sales of engines and turbines for petroleum and electric power applications.  The acquisition of EMD added sales of $171 million in North America.  Sales in EAME increased due to higher sales of industrial engines, engines for electric power and higher turbine sales.  Asia/Pacific sales increased due to higher sales of engines and turbines for electric power applications.  The acquisition of EMD added sales of $50 million in Asia/Pacific.  Sales in Latin America increased primarily due to higher turbines sales into petroleum applications.

Power Systems’ profit was $700 million in the first quarter of 2011 compared with $292 million in first quarter of 2010.  The improvement was primarily due to higher sales volume and improved price realization.  The improvements were partially offset by higher period manufacturing costs related to increased volume and provisions for incentive pay.  SG&A and R&D expenses were also higher due to increased provisions for incentive pay and additional investment in new product development programs related to emissions requirements.

Financial Products Segment

Financial Products’ revenues were $730 million, a decrease of $9 million, or 1 percent, from the first quarter of 2010.  The decrease was primarily due to a $15 million unfavorable impact from lower average earning assets, a $14 million unfavorable impact from lower interest rates on new and existing finance receivables and a $12 million decrease in Cat Insurance revenues, partially offset by a $19 million favorable change from returned or repossessed equipment and a favorable impact from miscellaneous net revenue items.

Financial Products’ profit was $136 million in the first quarter of 2011 compared with $106 million in the first quarter of 2010.  The increase was primarily due to a $19 million favorable change from returned or repossessed equipment, an $11 million favorable impact from higher net yield on average earning assets and a favorable impact from miscellaneous net revenue items.  These increases were partially offset by an $8 million increase in SG&A expenses (excluding the provision for credit losses).

At the end of the first quarter of 2011, past dues at Cat Financial were 3.94 percent, which increased from 3.87 percent at the end of the fourth quarter of 2010.  The increase in past dues from year-end 2010 is primarily due to seasonality impacts.  At the end of the first quarter of 2010, past dues were 6.06 percent.  Write-offs, net of recoveries, were $41 million for the first quarter of 2011, down from $61 million in the fourth quarter of 2010, and $46 million in the first quarter of 2010.

As of March 31, 2011, Cat Financial’s allowance for credit losses totaled $380 million or 1.55 percent of net finance receivables, compared with $363 million or 1.57 percent of net finance receivables at year-end 2010.  The allowance for credit losses as of March 31, 2010, was $394 million, which was 1.74 percent of net finance receivables.

Corporate Items and Eliminations

Expense for corporate items and eliminations was $534 million in the first quarter of 2011, an increase of $247 million from the first quarter of 2010.  Corporate items and eliminations include corporate-level expenses, timing differences as some expenses are reported in segment results on a cash basis, retirement benefit costs other than service cost and inter-segment eliminations.

The change was primarily due to an increase in the provision for warranty due to higher sales volume, higher corporate-level expenses and increased retirement benefit costs not allocated to segments.

Outlook

Economic Outlook

We expect that world economic growth will be near 4 percent in 2011, about the same as in 2010.  While political unrest in Northern Africa and the Middle East, the earthquake and tsunami in Japan and higher commodity prices have increased concerns that the world economic recovery could slow, we do not expect a significant impact to economic growth.

Key points related to our economic outlook include:

•      Interest rates are low, and we expect, because of high unemployment, that central banks will remain cautious in raising rates.

•      Industrial production in the majority of countries has not recovered to pre-recession levels, unemployment is high, and wages, which are a more important business cost than energy, should increase moderately and help contain inflation.

•      Historically, oil price changes have had limited impact on overall inflation.  Worldwide, consumer prices increased at a lower rate in the last decade than during the 1990s, even though oil prices increased much faster.  Inflation severe enough to force significant policy tightening should be a problem in only a few developing countries.

•      Economic growth in developing countries is increasing demand for commodities.  As an example, oil demand increased 3.5 percent over the past year, with 70 percent of the growth coming from developing countries.  Demand in the developed countries is 6 percent below the last peak.

•      Metals and energy prices have steadily increased since early 2009, and we expect average prices for 2011 will be higher than in 2010.  Our outlook assumes copper prices will average about $4.40 per pound; West Texas Intermediate oil, $105 per barrel; and Central Appalachian coal, more than $75 per ton.

•      Higher prices for oil and other commodities signal production capacity is insufficient to meet the needs of a growing world economy and, in our view, do not signal inflation.  Resolving the problem of insufficient capacity will require increased investment in productive capacity.  Metals mining companies are increasing capital budgets, and active drilling rigs are near the pre-recession peak.  We anticipate investment in metals and energy capacity will be up significantly from 2010.

•      In developing countries inflation is rising, and some central banks have raised interest rates from recession lows.  While we expect additional increases in some countries, interest rates in developing countries should remain below 2008 peaks.

•      We expect economic growth in developing countries to moderate from about 7 percent in 2010 to about 6.5 percent in 2011, an economic growth rate that we anticipate will support continued growth in our business.

•      China raised both interest rates and bank reserve requirements to reduce its rate of inflation.  We expect these actions will slow economic growth to more than 9 percent in 2011, but conditions will remain positive for our business.

•      Developed economies recovered slowly in 2010, with growth of about 2.5 percent.  We expect growth will improve slightly in 2011.

•      Near zero short-term interest rates and the U.S. Federal Reserve’s (Fed’s) quantitative easing program are benefiting the U.S. economy.  Both manufacturing and service sector surveys strengthened in the first quarter of 2011, and employment is beginning to improve.  We anticipate the U.S. economy will grow 3.5 percent in 2011.

•      We expect the Fed will keep its target for the Federal Funds rate in the 0 to 0.25-percent range through at least year-end 2011.  We also expect the Fed will complete its quantitative easing program in June 2011 and then stabilize reserves in the banking system for at least several months to assess economic developments.

•      We forecast slightly more than 2-percent economic growth in Europe in 2011, a modest improvement from 1.8-percent growth in 2010.  Home construction has already started to recover, and we expect nonresidential construction to begin to grow in the coming months.  The European Central Bank likely will raise interest rates at least another 25 basis points this year, but we do not expect these actions will end the economic recovery underway.

•      The impact of the earthquake and tsunami, including continued electricity shortages, will likely cause the Japanese economy to decline in the first half of 2011.  The Bank of Japan has injected record amounts of liquidity into the banking system, and the government likely will introduce a significant reconstruction program.  We expect a strong second half recovery will result in 1.5-percent economic growth for 2011, down from 3.9 percent in 2010.

Economic Risks

•      We believe that developed economies are fragile and premature policy tightening could end recoveries.  Should such tightening occur, however, adverse impacts would likely not develop until late in 2011.

•      Excess oil production capacity is low, and the spread of political unrest to major oil-producing countries in the Middle East could result in insufficient oil supplies to support expected economic growth.  An inadequate oil supply would be a major risk for continued growth of the world economy.

2011 Sales and Revenues and Profit Outlook

Acquisitions

During 2010, Caterpillar announced three significant acquisitions—EMD, MWM and Bucyrus.  The EMD acquisition was completed in the third quarter of 2010 and is included in our outlook for 2011 sales and revenues and profit.

Acquisitions of MWM and Bucyrus have not been completed and, as a result, are not included in our outlook for 2011.  However, the outlook does include about $50 million of expense for the bridge financing facility related to the planned acquisition of Bucyrus plus some additional costs related to integration planning.

Impact of the Earthquake and Tsunami in Japan

While our 2011 outlook has improved, the increase would have been greater if not for the impact of the disaster in Japan.  Our facilities were not damaged by the earthquake and tsunami, but many of our suppliers in Japan were impacted.  As a result, we are experiencing sporadic production disruptions at many of our facilities around the world.  We expect the disruptions will have a negative impact on sales, factory efficiency and costs—particularly in the second quarter.  While the situation has steadily improved in the aftermath of the disaster, it will likely have a negative impact on 2011 sales of about $300 million and negatively impact operating profit by about $100 million.

2011 Sales and Revenues Outlook

In 2011, we expect sales and revenues in a range of $52 to $54 billion, compared with $42.6 billion in 2010.  The previous outlook expected sales and revenues to exceed $50 billion.  Following are key points related to improving sales and revenues compared with 2010:

•      The order backlog for machines was a record high at the end of the first quarter of 2011.

•      Dealers throughout the world are reporting low inventories relative to selling rates.  Dealers added about $800 million in inventory during the first quarter of 2011.  We expect dealers will continue to add inventory in 2011 to support increasing demand but at much lower rates than they did during the first quarter.

•      Dealer-rental fleets are near recession lows, and the average age of machines in rental fleets is the highest on record.  As a result, we expect dealers will upgrade their rental fleets in 2011.

•      We expect that continued growth in construction and mining will drive new machine demand in many developing countries in 2011.

•      The start of economic recovery in developed economies resulted in modest sales improvement in 2010.  Dealer sales have continued to strengthen, and we anticipate that continued economic growth, some recovery in construction and the need for customers to replace older machines will lead to continued improvement in 2011.

•      We expect sales of reciprocating engines for oil and gas, electric power and industrial applications will continue to improve.  In addition, Power Systems sales in 2011 will include a full year for EMD.  We expect sales of engines for marine applications to decline.  In total, we expect modest overall sales growth for Power Systems in 2011.

2011 Profit Outlook

We expect profit will be in a range from $6.25 to $6.75 per share, an increase from $4.15 per share in 2010.  The previous outlook for 2011 expected profit per share near $6.00.  The outlook for 2011 would represent the highest profit in Caterpillar history, exceeding the prior record of $5.66 per share set in 2008.

The most significant reason for the expected profit improvement is higher sales volume.  While price realization should be positive, those benefits are expected to be about offset by higher material costs, freight costs and an increase in costs for component production sourced to suppliers.  Other factors expected to partially offset the improvements include:

•      An increase in period manufacturing costs and higher SG&A expenses.  Factors driving the increase include higher sales volume, higher depreciation and incentive pay and initiatives to add capacity to support continued growth beyond 2011.

•      An expected increase of 20 percent in R&D expenses, primarily related to implementation of emissions requirements.

•      An unfavorable product mix.

•      Higher tax expense, primarily from an unfavorable geographic mix of profits from a tax perspective—the estimated overall income tax rate is expected to be about 29 percent.

•      Bridge financing costs of about $50 million related to the Bucyrus acquisition and some additional cost related to integration planning.

QUESTIONS AND ANSWERS

Q1:         The layout and scope of your financial release changed this quarter.  Can you comment on what has changed and why?

A:            The new strategy that we rolled out in 2010 included a change in our structure to a more focused organization around end-to-end businesses reporting to each of our group presidents.  Our reporting is now focused around these new segments.  We are reporting sales and revenues and profit by segment in this release, and we are providing commentary by segment.

Q2:         Is “Power Systems” segment the same as what you previously called “Engines” principal line of business?

A:            No.  In addition to what was included in “Engines,” “Power Systems” includes Progress Rail and EMD.  The operating profit is also presented on a different basis.  Previously we allocated corporate costs to “Machinery” and “Engines” principal lines of business, and we are now providing profit on the same basis as we are measuring each of our segments internally.  As a result, there are corporate-level costs and eliminations that are not allocated to individual segments and are shown on a separate line in the operating profit table to reconcile to total company operating profit.

Q3:         How has the disaster in Japan impacted your operations there and around the world?

A:            No Caterpillar employees in Japan were injured during the disaster, and our facilities in Japan were not damaged.  However, many of our suppliers in Japan … and the “suppliers to our suppliers,” were impacted.  As a result, our factories in Japan have been disrupted.  In addition, many of our Japanese suppliers who produce components for Caterpillar facilities outside Japan were impacted, which is causing sporadic disruption for some products in a number of factories around the world.

The situation has continued to improve, and the resilience of our employees and suppliers has been impressive, as they have worked to bring operations back to pre-disaster levels.  That said, the disaster is expected to have a negative impact on the full-year 2011, with most of the impact in the second quarter.

The financial impact included in our revised outlook is a negative impact on sales of about $300 million and a negative impact on operating profit of about $100 million.

The Caterpillar Foundation has announced a $1 million grant to the American Red Cross for disaster relief efforts in Japan.  In addition to the American Red Cross grant, the Foundation will match up to $500,000 in Caterpillar employee, retiree and dealer employee contributions to the Red Cross.  Cat Japan has pledged an additional $1 million to support disaster relief efforts, primarily made up of in-kind equipment to be used in relief and recovery efforts.

Q4:         Is there an update on the timing of the closing of the Bucyrus and MWM acquisitions?

A:            We expect both Bucyrus and MWM to close mid-year 2011 subject to certain competition agency reviews.

Q5:         How have EMD, Bucyrus and MWM been considered in your 2011 outlook?

A:            In 2010 we announced acquisitions of EMD, MWM and Bucyrus.

The EMD acquisition was completed in the third quarter of 2010 and is included in our outlook for 2011 sales and revenues and profit.  EMD was included in Caterpillar results for just five months in 2010.  We expect that including EMD in a full year of Caterpillar results should add about $800 million to 2011 sales compared with 2010.  EMD is expected to be additive to 2011 operating profit as well.

Acquisitions of MWM and Bucyrus have not been completed and, as a result, are not included in our outlook for 2011.  However, the outlook does include about $50 million of expense for the bridge financing facility related to the acquisition of Bucyrus.  In addition, we have organized and staffed teams to begin planning the integration of Bucyrus.  Although we cannot implement our integration plans until we close, we are actively involved in planning activities to prepare for integration.

Q6:         Can you comment on your progress towards minimizing or eliminating the need for new equity to complete the Bucyrus acquisition?

A:            Given our strong cash position, we believe sufficient cash will be available to minimize or eliminate the need for new equity to complete the Bucyrus acquisition.

Q7:         Can you comment on your plans for your external logistics business?

A:            We have received significant interest from around the world and would expect to make a decision on the future of our external logistics business by the end of the third quarter of 2011.

Q8:         When will you provide more information about the impact of Bucyrus on your 2011 and 2012 financial results?

A:            We will provide more information after the acquisition closes.

Q9:         It is surprising that your sales in North America are up so much when housing starts and construction activity in general are still weak.  What is behind the increase in sales in North America?

A:            Sales in North America are up from very low levels in the first quarter of 2010 despite continuing weak housing and commercial construction.

The improvement in machine sales to construction industries was largely driven by the need for customers to upgrade machine fleets and replace older equipment, dealers refreshing some equipment in their rental fleets and dealers adding some new machine inventory.  Despite the increase from a year ago, sales of new machines to construction customers remain depressed and far below 2006 peak levels.  The average age of equipment in rental fleets remains much higher than the historic average, and fleet sizes remain near 10-year lows.

Sales of machines for mining improved as a result of increasing commodity demand and higher commodity prices, and Power Systems sales into petroleum and electric power applications increased.

Q10:       Can you comment on the increase in new machine inventories held by your dealers and your expectations for the full-year 2011?

A:            During the first quarter of 2011 dealers reported new machine inventory increases of about $800 million from year-end 2010.  Dealers commonly increase their inventories during the first quarter of the year to support higher end-user sales levels that usually occur during the spring and summer months.  All geographic regions increased except Asia/Pacific, where dealer inventories declined.  In total, dealer inventories are about 25 percent below year-end 2008 and are below historic averages in terms of months of supply.  We expect dealers will add more inventory in 2011, but at much lower rates than during the first quarter.

First-quarter 2010 dealer machine inventories were about flat with year-end 2009.

Q11:       Can you comment on your order backlog?

A:            The order backlog was $20.8 billion at March 31, 2011, a new record.  During the first quarter of 2011 the order backlog increased 11 percent from $18.7 billion at December 31, 2010, and is significantly higher than March 31, 2010, which was $12.7 billion.

Q12:       Can you comment on expense related to your short-term incentive compensation plans in the first quarter and your expectation for the full-year 2011?

A:            Short-term incentive compensation expense is directly related to financial and operational performance.  The first-quarter expense was about $220 million, and we expect the full year will be about $880 million.  Short-term incentive compensation in the first quarter of 2010 was about $95 million, and the full-year 2010 was about $770 million.

Q13:       Can you discuss the increase in your outlook for 2011 tax expense?

A:            Our original outlook for 2011 that we released with year-end 2010 financial results was for tax expense of 28 percent of pre-tax profit.  Based on our current outlook for 2011, we now expect tax expense of about 29 percent.  The increase is primarily related to changes in expected geographic mix of profits in 2011 from a tax perspective.

Q14:       Incremental operating profit, as a percent of incremental sales and revenues, was higher than what you were expecting for the full year in 2011.  Why was incremental margin so high in the quarter, and do you expect it to hold at this level throughout the year?

A:            From our financial statements you will see that sales and revenues were up $4.711 billion from first-quarter 2010, and operating profit increased $1.325 billion.  That is an incremental margin of about 28 percent.  Excluding the acquisition of EMD, incremental margin was more than 29 percent and was higher than our expectation for the full year of 2011, which was about 25 percent excluding EMD and other major acquisitions.

The magnitude of the volume increase in the first quarter of 2011 compared with the first quarter of 2010 was the primary reason that incremental margin was higher than our full-year expectation.

During the first quarter of 2010 we were early in our production ramp up and as a result, sales and production had not improved much from recession lows.  More significant sales and production increases began in the second quarter of 2010.  As a result, we expect that the first quarter was the most significant quarterly year-over-year increase in sales and revenues that we’ll see in 2011.

While it is difficult to be precise in preparing our outlook, and there are a number of factors that could impact performance, we continue to expect incremental margins (excluding the impact of major acquisitions) for the full year of 2011 to be close to 25 percent.  Given that more of the year-over-year sales volume increase was in the first quarter, we expect that incremental margin rates will be lower than in the first quarter as we move through the year.

Q15:       Can you summarize what happened relative to your M&PS financial position and cash flow in the quarter, and why you are holding so much cash?

A:            Caterpillar’s financial position continued to strengthen in the first quarter.  The M&PS debt-to-capital ratio decreased to 30.4 percent at quarter end compared to 34.8 percent at year-end 2010.

Caterpillar generated M&PS operating cash flow of $1.6 billion in the first quarter of 2011 compared with $1.1 billion in the first quarter of 2010.  Most of the increase in cash flow came from higher profit and lower receivables.  Total M&PS cash at the end of the first quarter was $3.6 billion, which is more than needed for normal operations.  Caterpillar is holding cash in preparation for funding the Bucyrus and MWM acquisitions.

GLOSSARY OF TERMS

1.             All Other Segments — Primarily includes activities such as: the remanufacturing of Cat engines and components and remanufacturing services for other companies as well as the product management, development, manufacturing, marketing and product support of undercarriage, specialty products, hardened bar stock components and ground engaging tools primarily for Caterpillar products; logistics services for Caterpillar and other companies; the product management, development, marketing, sales and product support of on-highway vocational trucks for North America (U.S. & Canada only); the 50/50 joint venture with Navistar (NC2) which develops, manufactures and distributes on-highway trucks outside North America and India; and distribution services responsible for dealer development and administration, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts.

2.             Caterpillar Japan Ltd. (Cat Japan) — A Caterpillar subsidiary formerly known as Shin Caterpillar Mitsubishi Ltd. (SCM).  SCM was a 50/50 joint venture between Caterpillar and Mitsubishi Heavy Industries Ltd. (MHI) until SCM redeemed one half of MHI’s shares on August 1, 2008.  Caterpillar now owns 67 percent of the renamed entity.  We began consolidating Cat Japan in the fourth quarter of 2008.

3.             Consolidating Adjustments — Eliminations of transactions between Machinery and Power Systems and Financial Products.

4.             Construction Industries — A segment responsible for small and core construction machines.  Responsibility includes business strategy, product design, product management and development, manufacturing, marketing, and sales and product support.  The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, medium track-type tractors, track-type loaders, motor graders and pipe layers.  In addition, Construction Industries has responsibility for Power Systems and components in Japan and an integrated manufacturing cost center that supports Machinery and Power Systems businesses.

5.             Currency — With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar.  With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar.  Currency includes the impact on sales and operating profit for the Machinery and Power Systems lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses.  With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

6.             Debt-to-Capital Ratio — A key measure of financial strength used by both management and our credit rating agencies.  The metric is a ratio of Machinery and Power Systems debt (short-term borrowings plus long-term debt) and redeemable noncontrolling interest to the sum of Machinery and Power Systems debt, redeemable noncontrolling interest and stockholders’ equity.

7.             EAME — A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

8.             Earning Assets — Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

9.             Financial Products Segment — Provides financing to customers and dealers for the purchase and lease of Caterpillar and other equipment, as well as some financing for Caterpillar sales to dealers.  Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans.  The division also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

10.           Latin America — Geographic region including Central and South American countries and Mexico.

11.           Machinery and Power Systems (M&PS) — Represents the aggregate total of Construction Industries, Resource Industries, Power Systems, and All Other segments and related corporate items and eliminations.

12.           Machinery and Power Systems Other Operating (Income) Expenses — Comprised primarily of gains/losses on disposal of long-lived assets, long-lived asset impairment charges, pension curtailment charges and employee redundancy costs.

13.           Manufacturing Costs — Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs.  Variable manufacturing costs are defined as having a direct relationship with the volume of production.  This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.  Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume.  Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

14.           Power Systems — A segment responsible for the product management, development, manufacturing, marketing, sales and product support of reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and petroleum industries; reciprocating engines supplied to the industrial industry as well as Caterpillar machinery; the product management, development, manufacturing, marketing, sales and product support of turbines and turbine related services; the development, manufacturing, remanufacturing, maintenance, leasing and service of diesel-electric locomotives and components and other rail related products and services.

15.           Price Realization — The impact of net price changes excluding currency and new product introductions.  Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

16.           Resource Industries — A segment responsible for business strategy, product design, product management and development, manufacturing, marketing and sales and product support for large track-type tractors, large mining trucks, underground mining equipment, tunnel boring equipment, large wheel loaders, quarry and construction trucks, articulated trucks, wheel tractor scrapers, wheel dozers, compactors, select work tools, forestry products, paving products, machinery components and electronics and control systems.  In addition, Resource Industries manages areas that provide services to other parts of the company, including integrated manufacturing, research and development and coordination of the Caterpillar Production System.

17.           Sales Volume — With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems as well as the incremental revenue impact of new product introductions, including emissions-related product updates.  With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates.  Product mix represents the net operating profit impact of changes in the relative weighting of Machinery and Power Systems sales with respect to total sales.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend this item to be considered in isolation or substituted for the related GAAP measure.

Machinery and Power Systems

Caterpillar defines Machinery and Power Systems as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery and Power Systems information relates to the design, manufacture and marketing of our products.  Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 25-28 reconcile Machinery and Power Systems with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.

Caterpillar’s latest financial results and current outlook are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)

(858) 244-2080 (Outside the United States and Canada)

Internet:

http://www.caterpillar.com/investor

http://www.caterpillar.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:

Jim Dugan

Corporate Public Affairs

(309) 494-4100 (Office) or (309) 360-7311 (Mobile)

mail to:Dugan_Jim@cat.com

Caterpillar Inc.

Condensed Consolidated Statement of Results of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three Months Ended
	March 31,
	2011	2010
Sales and revenues:
Sales of Machinery and Power Systems	$12,277	$7,551
Revenues of Financial Products	672	687
Total sales and revenues	12,949	8,238

Operating costs:
Cost of goods sold	9,057	5,894
Selling, general and administrative expenses	1,099	932
Research and development expenses	525	402
Interest expense of Financial Products	203	233
Other operating (income) expenses	232	269
Total operating costs	11,116	7,730

Operating profit	1,833	508

Interest expense excluding Financial Products	87	102
Other income (expense)	17	63

Consolidated profit before taxes	1,763	469

Provision for income taxes	512	231
Profit of consolidated companies	1,251	238

Equity in profit (loss) of unconsolidated affiliated companies	(8)	(2)

Profit of consolidated and affiliated companies	1,243	236

Less: Profit attributable to noncontrolling interests	18	3

Profit [1]	$1,225	$233

Profit per common share	$1.91	$0.37

Profit per common share — diluted [2]	$1.84	$0.36

Weighted average common shares outstanding (millions)
- Basic	641.4	626.4
- Diluted [2]	664.9	643.5

Cash dividends declared per common share	$—	$—

1                   Profit attributable to common stockholders.

2                   Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Caterpillar Inc.

Condensed Consolidated Statement of Financial Position

(Unaudited)

(Millions of dollars)

	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and short-term investments	$4,869	$3,592
Receivables - trade and other	8,830	8,494
Receivables - finance	8,458	8,298
Deferred and refundable income taxes	895	931
Prepaid expenses and other current assets	880	908
Inventories	10,676	9,587
Total current assets	34,608	31,810

Property, plant and equipment — net	12,219	12,539
Long-term receivables - trade and other	486	793
Long-term receivables - finance	11,574	11,264
Investments in unconsolidated affiliated companies	140	164
Noncurrent deferred and refundable income taxes	2,412	2,493
Intangible assets	794	805
Goodwill	2,608	2,614
Other assets	1,546	1,538
Total assets	$66,387	$64,020

Liabilities
Current liabilities:
Short-term borrowings:
— Machinery and Power Systems	$119	$204
— Financial Products	5,218	3,852
Accounts payable	5,990	5,856
Accrued expenses	2,863	2,880
Accrued wages, salaries and employee benefits	1,250	1,670
Customer advances	1,728	1,831
Dividends payable	—	281
Other current liabilities	1,625	1,521
Long-term debt due within one year:
— Machinery and Power Systems	420	495
— Financial Products	3,934	3,430
Total current liabilities	23,147	22,020

Long-term debt due after one year:
— Machinery and Power Systems	4,467	4,505
— Financial Products	15,428	15,932
Liability for postemployment benefits	7,514	7,584
Other liabilities	2,700	2,654
Total liabilities	53,256	52,695

Redeemable noncontrolling interest	459	461

Stockholders’ equity
Common stock	4,044	3,888
Treasury stock	(10,331)	(10,397)
Profit employed in the business	22,640	21,384
Accumulated other comprehensive income (loss)	(3,724)	(4,051)
Noncontrolling interests	43	40
Total stockholders’ equity	12,672	10,864
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$66,387	$64,020

Caterpillar Inc.

Condensed Consolidated Statement of Cash Flow

(Unaudited)

(Millions of dollars)

	Three Months Ended
	March 31,
	2011	2010
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,243	$236
Adjustments for non-cash items:
Depreciation and amortization	575	554
Other	95	94
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables — trade and other	(17)	(373)
Inventories	(1,185)	(644)
Accounts payable	364	698
Accrued expenses	(57)	(65)
Accrued wages, salaries and employee benefits	(429)	114
Customer advances	(120)	140
Other assets — net	63	109
Other liabilities — net	233	(147)
Net cash provided by (used for) operating activities	765	716
Cash flow from investing activities:
Capital expenditures — excluding equipment leased to others	(543)	(369)
Expenditures for equipment leased to others	(217)	(169)
Proceeds from disposals of leased assets and property, plant and equipment	302	353
Additions to finance receivables	(2,008)	(1,757)
Collections of finance receivables	1,962	1,956
Proceeds from sale of finance receivables	33	2
Investments and acquisitions (net of cash acquired)	(8)	(103)
Proceeds from sale of businesses and investments (net of cash sold)	21	—
Proceeds from sale of available-for-sale securities	66	45
Investments in available-for-sale securities	(72)	(46)
Other — net	30	33
Net cash provided by (used for) investing activities	(434)	(55)
Cash flow from financing activities:
Dividends paid	(281)	(262)
Common stock issued, including treasury shares reissued	58	26
Excess tax benefit from stock-based compensation	123	13
Acquisitions of noncontrolling interests	—	(26)
Proceeds from debt issued (original maturities greater than three months)	1,305	1,318
Payments on debt (original maturities greater than three months)	(1,775)	(3,336)
Short-term borrowings — net (original maturities three months or less)	1,460	331
Net cash provided by (used for) financing activities	890	(1,936)
Effect of exchange rate changes on cash	56	(54)
Increase (decrease) in cash and short-term investments	1,277	(1,329)
Cash and short-term investments at beginning of period	3,592	4,867
Cash and short-term investments at end of period	$4,869	$3,538

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc.

Supplemental Data for Results of Operations

For The Three Months Ended March 31, 2011

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$12,277	$12,277	$—	$—
Revenues of Financial Products	672	—	740	(68)[2]
Total sales and revenues	12,949	12,277	740	(68)

Operating costs:
Cost of goods sold	9,057	9,057	—	—
Selling, general and administrative expenses	1,099	949	152	(2)[3]
Research and development expenses	525	525	—	—
Interest expense of Financial Products	203	—	204	(1)[4]
Other operating (income) expenses	232	(15)	258	(11)[3]
Total operating costs	11,116	10,516	614	(14)

Operating profit	1,833	1,761	126	(54)

Interest expense excluding Financial Products	87	97	—	(10)[4]
Other income (expense)	17	(39)	12	44 [5]

Consolidated profit before taxes	1,763	1,625	138	—

Provision for income taxes	512	474	38	—
Profit of consolidated companies	1,251	1,151	100	—

Equity in profit (loss) of unconsolidated affiliated companies	(8)	(8)	—	—
Equity in profit of Financial Products’ subsidiaries	—	97	—	(97)[6]

Profit of consolidated and affiliated companies	1,243	1,240	100	(97)

Less: Profit attributable to noncontrolling interests	18	15	3	—

Profit [7]	$1,225	$1,225	$97	$(97)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery and Power Systems.
[3]	Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.
[5]	Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.
[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common stockholders.

Caterpillar Inc.

Supplemental Data for Results of Operations

For The Three Months Ended March 31, 2010

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$7,551	$7,551	$—	$—
Revenues of Financial Products	687	—	746	(59)[2]
Total sales and revenues	8,238	7,551	746	(59)

Operating costs:
Cost of goods sold	5,894	5,894	—	—
Selling, general and administrative expenses	932	798	144	(10)[3]
Research and development expenses	402	402	—	—
Interest expense of Financial Products	233	—	234	(1)[4]
Other operating (income) expenses	269	(1)	271	(1)[3]
Total operating costs	7,730	7,093	649	(12)

Operating profit	508	458	97	(47)

Interest expense excluding Financial Products	102	122	—	(20)[4]
Other income (expense)	63	23	13	27 [5]

Consolidated profit before taxes	469	359	110	—

Provision for income taxes	231	202	29	—
Profit of consolidated companies	238	157	81	—

Equity in profit (loss) of unconsolidated affiliated companies	(2)	(2)	—	—
Equity in profit of Financial Products’ subsidiaries	—	79	—	(79)[6]

Profit of consolidated and affiliated companies	236	234	81	(79)

Less: Profit attributable to noncontrolling interests	3	1	2	—

Profit [7]	$233	$233	$79	$(79)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery and Power Systems.
[3]	Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.
[5]	Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.
[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common stockholders.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Three Months Ended March 31, 2011

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery and
	Consolidated	Power Systems [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,243	$1,240	$100	$(97)[2]
Adjustments for non-cash items:
Depreciation and amortization	575	395	180	—
Other	95	48	14	33 [4]
Financial Products’ dividend in excess of profit	—	203	—	(203)[3]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(17)	834	(32)	(819)[4,5]
Inventories	(1,185)	(1,185)	—	—
Accounts payable	364	432	8	(76)[4]
Accrued expenses	(57)	(49)	(7)	(1)[4]
Accrued wages, salaries and employee benefits	(429)	(418)	(11)	—
Customer advances	(120)	(120)	—	—
Other assets - net	63	72	76	(85)[4]
Other liabilities - net	233	192	(46)	87 [4]
Net cash provided by (used for) operating activities	765	1,644	282	(1,161)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(543)	(541)	(2)	—
Expenditures for equipment leased to others	(217)	(27)	(211)	21 [4]
Proceeds from disposals of leased assets and property, plant and equipment	302	43	293	(34)[4]
Additions to finance receivables	(2,008)	—	(10,297)	8,289 [5,8]
Collections of finance receivables	1,962	—	8,995	(7,033)[5]
Proceeds from sale of finance receivables	33	—	33	—
Net intercompany borrowings	—	600	56	(656)[6]
Investments and acquisitions (net of cash acquired)	(8)	(8)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	21	392	11	(382)[8]
Proceeds from sale of available-for-sale securities	66	3	63	—
Investments in available-for-sale securities	(72)	(2)	(70)	—
Other - net	30	25	5	—
Net cash provided by (used for) investing activities	(434)	485	(1,124)	205
Cash flow from financing activities:
Dividends paid	(281)	(281)	(300)	300 [7]
Common stock issued, including treasury shares reissued	58	58	—	—
Excess tax benefit from stock-based compensation	123	123	—	—
Net intercompany borrowings	—	(56)	(600)	656 [6]
Proceeds from debt issued (original maturities greater than three months)	1,305	44	1,261	—
Payments on debt (original maturities greater than three months)	(1,775)	(151)	(1,624)	—
Short-term borrowings - net (original maturities three months or less)	1,460	(66)	1,526	—
Net cash provided by (used for) financing activities	890	(329)	263	956
Effect of exchange rate changes on cash	56	24	32	—
Increase (decrease) in cash and short-term investments	1,277	1,824	(547)	—
Cash and short-term investments at beginning of period	3,592	1,825	1,767	—
Cash and short-term investments at end of period	$4,869	$3,649	$1,220	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of Financial Products’ dividend to Machinery and Power Systems in excess of Financial Products’ profit.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery and Power Systems and Financial Products.
[7]	Elimination of dividend from Financial Products to Machinery and Power Systems.
[8]	Elimination of proceeds received from Financial Products related to Machinery and Power Systems’ sale of Carter Machinery.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Three Months Ended March 31, 2010

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery and
	Consolidated	Power Systems [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$236	$234	$81	$(79)[2]
Adjustments for non-cash items:
Depreciation and amortization	554	371	183	—
Other	94	117	(57)	34	[4]
Financial Products’ dividend in excess of profit	—	521	—	(521)[3]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(373)	(430)	31	26	[4,5]
Inventories	(644)	(644)	—	—
Accounts payable	698	692	(9)	15	[4]
Accrued expenses	(65)	(16)	(63)	14	[4]
Accrued wages, salaries and employee benefits	114	112	2	—
Customer advances	140	140	—	—
Other assets - net	109	70	(7)	46	[4]
Other liabilities - net	(147)	(81)	(5)	(61)[4]
Net cash provided by (used for) operating activities	716	1,086	156	(526)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(369)	(368)	(1)	—
Expenditures for equipment leased to others	(169)	—	(173)	4	[4]
Proceeds from disposals of leased assets and property, plant and equipment	353	17	336	—
Additions to finance receivables	(1,757)	—	(4,816)	3,059	[5]
Collections of finance receivables	1,956	—	5,093	(3,137)[5]
Proceeds from sale of finance receivables	2	—	2	—
Net intercompany borrowings	—	(574)	(6)	580	[6]
Investments and acquisitions (net of cash acquired)	(103)	(103)	—	—
Proceeds from sale of available-for-sale securities	45	1	44	—
Investments in available-for-sale securities	(46)	—	(46)	—
Other - net	33	22	11	—
Net cash provided by (used for) investing activities	(55)	(1,005)	444	506
Cash flow from financing activities:
Dividends paid	(262)	(262)	(600)	600	[7]
Common stock issued, including treasury shares reissued	26	26	—	—
Excess tax benefit from stock-based compensation	13	13	—	—
Acquisitions of noncontrolling interests	(26)	(26)	—	—
Net intercompany borrowings	—	6	574	(580)[6]
Proceeds from debt issued (original maturities greater than three months)	1,318	54	1,264	—
Payments on debt (original maturities greater than three months)	(3,336)	(607)	(2,729)	—
Short-term borrowings - net (original maturities three months or less)	331	164	167	—
Net cash provided by (used for) financing activities	(1,936)	(632)	(1,324)	20
Effect of exchange rate changes on cash	(54)	(5)	(49)	—
Increase (decrease) in cash and short-term investments	(1,329)	(556)	(773)	—
Cash and short-term investments at beginning of period	4,867	2,239	2,628	—
Cash and short-term investments at end of period	$3,538	$1,683	$1,855	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of Financial Products’ dividend to Machinery and Power Systems in excess of Financial Products’ profit.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery and Power Systems and Financial Products.
[7]	Elimination of dividend from Financial Products to Machinery and Power Systems.

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Caterpillar Public Release